Exhibit 99.13

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 9, 2018 (this “Agreement”), by and among 210/RELY Partners, LP, a Texas limited partnership (the “Buyer”), Aleris Corporation, a Delaware corporation (the “Seller”) and Elah Holdings, Inc. (f/k/a Real Industry, Inc.), a Delaware corporation (the “Company”).

RECITALS

A. The Seller is a stockholder of the Company, which is a debtor in Chapter 11 cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the U.S. Code by virtue of having filed a voluntary petition for relief in the United States Bankruptcy Court for the District of Delaware.

B. It is expected that the Seller, by virtue of being a stockholder of the Company, will receive shares of common stock of the Company (the “Company Common Stock”)in connection with the emergence of the Company from the Chapter 11 Cases.

C. The Seller may determine to distribute the shares of Company Common Stock it is expected to hold after the emergence of the Company from the Chapter 11 Cases to the Seller’s stockholders on a pro rata basis (the “Distribution”).

D. If the Distribution consists entirely of Company Common Stock, fractional shares of Company Common Stock would be distributable to the Seller’s stockholders.

E. If the Seller declares the Distribution, the Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, for the Purchase Price (as defined below), the whole number of shares of Company Common Stock that results from the aggregation of such fractional shares (the “Shares”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, if the Seller declares the Distribution, the Seller shall, prior to the Distribution, sell, convey, assign, transfer and deliver the Shares, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind, to the Buyer for an aggregate purchase price of U.S. $48.33 per share (the “Purchase Price”).

Section 1.2 Closing. If the Seller declares the Distribution and the conditions to the obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement as set forth in Article IV hereof are satisfied, the sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held electronically at 10:00 a.m., Central time, on the date (the “Closing Date”) specified in a written notice delivered by the Seller to the Buyer at least two business days prior thereto, or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing (it being understood that such written notice is provided for herein as a matter of administrative convenience and the failure to provide such notice shall not excuse the performance of Aleris or Buyer hereunder). At the Closing, (a) the Buyer shall deliver to the Seller an amount equal to the Purchase Price in immediately available funds and (b) the Seller shall deliver to the Buyer evidence satisfactory to the Buyer of the transfer of the Shares to the Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 2.1 Authority. The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and is legal, valid, binding and enforceable upon and against the Seller.

Section 2.2 Number of Stockholders. The Seller has fewer than 275 holders of its common equity securities that would receive the Distribution, if it occurs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.1 Authority. The Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and is legal, valid, binding and enforceable upon and against the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer and Seller as follows:

Section 4.1 Authority. The transactions contemplated by this Agreement have been authorized and approved in all respects by the Company and such transactions will not violate or breach any transfer restrictions on the Company Common Stock, including, but not limited to, any transfer restrictions set forth in the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s Fourth Amended and Restated Bylaws or any Stockholders Agreement entered into by the Company.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct both when made and as of the Closing Date.

(b) No federal, state or local governmental authority or any agency or instrumentality thereof (a “Governmental Authority”) shall have enacted, issued, promulgated or enforced any federal, state or local statute, law, regulation, order, injunction or decree (“Law”) that prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.2 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct both when made and as of the Closing Date.

(b) No Governmental Authority shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 6.2 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, e-mail, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such party:

if to the Buyer, to:

210/RELY Partners, LP

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attention: Caryn Peeples

E-mail: caryn@210capital.net

if to the Seller, to:

Aleris Corporation

25825 Science Park Drive

Beachwood, OH 44122

Attention: Christopher R. Clegg, Esq., Executive Vice President, General Counsel and Secretary

Facsimile: (216) 910-3654

E-mail: Chris.Clegg@aleris.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:   Christopher Ewan, Esq.

Randi	Lally, Esq.

Facsimile:  (212) 859-4000

Email:        christopher.ewan@friedfrank.com

randi.lally@friedfrank.com

Section 6.4 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6.5 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 6.6 Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

Section 6.7 Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Buyer may assign this Agreement to any of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 6.8 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 6.9 Counterparts. This Agreement may be executed in counterparts (including facsimile and electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

210/RELY PARTNERS, LP

By:	210/RELY Investment, LLC,
a Texas limited liability company,
its General Partner

By:	/s/ Robert H. Alpert
Name: Robert H. Alpert
Title: Principal

ALERIS CORPORATION

By:	/s/ Eric M. Rychel
Name: Eric M. Rychel
Title: EVP, CFO, and Treasurer

ELAH HOLDINGS, INC.

By:	/s/ Kelly G. Howard
Name: Kelly G. Howard
Title: General Counsel, EVP and Corporate Secretary